Exhibit 16.1

July 8, 2010

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549-7561

Commissioners:

We have read the first four paragraphs included in Item 4.01 of Form 8-K of Flotek Industries, Inc. dated July 7, 2010, expected to be filed with the Securities and Exchange Commission on July 9, 2010 and are in agreement with the statements concerning our Firm in those paragraphs.

We have no basis to agree or disagree with other statements included in such Form 8-K.

Very truly yours,

/s/ UHY LLP

Houston, Texas

UHY LLP is an Independent Member of UHY International Limited